As filed with the Securities and Exchange Commission on May 7, 2014

Registration No. 333-173048

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 7

TO

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF CERTAIN REAL ESTATE COMPANIES

PLYMOUTH OPPORTUNITY REIT, INC.

(Exact Name of Registrant as specified in its Governing Instruments)

260 Franklin Street, 19th Floor

Boston, Massachusetts 02110

(617) 340-3814

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jeffrey E. Witherell

Chief Executive Officer

Pendleton White, Jr.

President

Plymouth Opportunity REIT, Inc.

260 Franklin Street, 19th Floor

Boston, Massachusetts 02110

(617) 340-3814

(Name, Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth L. Betts
Patton Boggs LLP
2000 McKinney Avenue, Suite 1700
Dallas, Texas 75201
(214) 758-1500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☑ 333-173048

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

_________________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

DEREGISTRATION OF SECURITIES

On March 24, 2011, Plymouth Opportunity REIT, Inc. (the “Registrant”) filed a registration statement on Form S-11 (Registration No. 333-173048), as amended (the “Registration Statement”), with the U.S. Securities and Exchange Committion. In accordance with the Registrant’s undertaking in Part II, Item 37 of the Registration Statement, the Registrant hereby removes from registration, by means of this Post-Effective Amendment No. 7, any securities registered pursuant to the Registration Statement which remain unsold as of the date hereof. There will be no further offerings under this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 7 to Registration Statement on Form S-11 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on May 7, 2014.

PLYMOUTH OPPORTUNITY REIT, INC.

By: /s/Jeffrey Witherell

Name: Jeffrey Witherell

Title: Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Jeffrey Witherell and Pendleton White, Jr. and each of them, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all pre- or post-effective amendments to this registration statement, and to sign any and all registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the foregoing, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, and such other authorities as he deems appropriate, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them individually, or such substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Witherell	Chairman of the Board,	May 7, 2014
Jeffrey Witherell	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Daniel C. Wright	Chief Financial Officer	May 7, 2014
Daniel C. Wright	(Principal Financial and Accounting Officer)

/s/ Pendleton White, Jr.	President, Chief Investment Officer	May 7, 2014
Pendleton White, Jr.	and Director

/s/ Philip S. Cottone	Independent Director	May 7, 2014
Philip S. Cottone

/s/ Richard J. DeAgazio	Independent Director	May 7, 2014
Richard J. DeAgazio

/s/ David G. Gaw	Independent Director	May 7, 2014
David G. Gaw